Exhibit 10.18.1

FIFTH AMENDMENT TO LEASE

(EXPANSION)

This Fifth Amendment to Lease (the “Agreement”) is entered into as of October 23, 2014, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and YODLEE, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease dated August 31, 2001, as amended by a certain Amendment No. 1 to Lease dated August 7, 2003, a certain Second Amendment to Lease dated June 30, 2007, a certain Third Amendment to Lease dated August 1, 2009, and a certain Fourth Amendment to Lease dated May 17, 2010 (collectively, the “Original Lease”) of certain premises consisting of approximately 36,487 rentable square feet (the “Existing Premises”) commonly known as Suites 101 and 200 of the “Building” located at 3600 Bridge Parkway, Redwood City, California, and more particularly described in the Original Lease. The Building includes approximately 48,384 rentable square feet. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to add additional space and extend the Term of the Original Lease, on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. As used in this Agreement and the Lease, the following terms have the following meanings:

“3800 Building” means the building known as 3800 Bridge Parkway, Redwood City, California.

“Temporary Space” means a portion of the 3800 Building commonly known as Suite 102, containing approximately 10,797 rentable square feet of area, and more particularly shown on Exhibit “A-4” attached hereto.

“Temporary Space Commencement Date” shall mean the date that is the later of (a) April 1, 2015, or (b) the date that is thirty (30) days following the date upon which Landlord delivers possession of the Temporary Space to Tenant. Notwithstanding the foregoing, if the improvements set forth in Section 4.2 are complete and the existing occupant of the Temporary Space has vacated the Temporary Space, Tenant may elect to cause the Temporary Space Commencement Date to occur prior to April 1, 2015 by delivering written notice to Landlord of Tenant’s desire to occupy the Temporary Space (the “Temporary Space Early Occupancy Notice”) prior to April 1, 2015. In the event Tenant gives the Temporary Space Early Occupancy Notice, the Temporary Space Commencement Date shall be the earlier of (i) the date upon which Tenant takes occupancy of the Temporary Space, or (ii) the date that is thirty (30) days after Tenant gives the Temporary Space Early Occupancy Notice.

“Third Expansion Space” means a portion of the Building commonly known as Suite 102, containing approximately 11,897 rentable square feet of area, and more particularly shown on Exhibit “A-3” attached hereto.

“Third Expansion Space Commencement Date” shall mean the date that is the latest of (a) April 1, 2017 (the “Scheduled Third Expansion Space Commencement Date”), (b) the date of Substantial Completion of the Third Expansion Space Improvements (as defined below), or (c) the date which Landlord delivers possession of the Third Expansion Space to Tenant. Notwithstanding the foregoing, if Substantial Completion of the Third Expansion Space Improvements has occurred and the existing occupant of the Third Expansion Space has vacated the Third Expansion Space, Tenant may elect to cause the Third Expansion Space Commencement Date to occur prior to the Scheduled Third Expansion Space Commencement Date by delivering written notice to Landlord of Tenant’s desire to occupy the Third Expansion Space Improvements (the “Early Occupancy Notice”) prior to the Scheduled Third Expansion Space Commencement Date. In the event Tenant gives the Early Occupancy Notice, the Third Expansion Space Commencement Date shall be the earlier of (i) the date upon which Tenant takes occupancy of the Third Expansion Space, or (ii) the date that is thirty (30) days after Tenant gives the Early Occupancy Notice.

2. Effective on the Third Expansion Space Commencement Date, the Premises shall be expanded to include the Third Expansion Space. Accordingly, effective on the Third Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:

2.1 The Third Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Third Expansion Space, and Exhibit “A-3” attached hereto is hereby added to Exhibit “A” to the Original Lease.

2.2 Tenant’s total proportionate share of the Building for the entire Premises (including the Third Expansion Space) is increased to 100%. Tenant’s proportionate share of the Building with respect to just the Third Expansion Space is 24.59%.

2.3 Tenant agrees to pay Landlord Basic Rent for the Third Expansion Space in accordance with the following schedule:

Period	Monthly Basic Rent
Third Expansion Space Commencement Date – March 31, 2018*	$39,757.23
April 1, 2018 – March 31, 2019	$40,949.94
April 1, 2019 – March 31, 2020	$42,178.44
April 1, 2020 – March 31, 2021	$43,443.80
April 1, 2021 – March 31, 2022	$44,747.13

*	Subject to Section 2.4

The monthly Basic Rent for the first month after the Third Expansion Space Commencement Date shall be payable upon the Third Expansion Commencement Date. The monthly Basic Rent for the Third Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4 The rent schedule in Section 2.3 for the Third Expansion Space assumes that the Third Expansion Space Commencement Date occurs on or after April 1, 2017. If the Third Expansion Space Commencement Date occurs prior to April 1, 2017, Section 2.4.1 or 2.4.2, below, shall be applicable:

2.4.1 In the event the Third Expansion Space Commencement Date occurs prior to March 31, 2016, then the Monthly Basic Rent for the Third Expansion Space for the period from the Third Expansion Space Commencement Date through March 31, 2016, shall be $37,475.55 per month, the Monthly Basic Rent for the Third Expansion Space for the period from April 1, 2016, through March 31, 2017, shall be $38,599.25 per month, and the Monthly Basic Rent for the Third Expansion Space for the period from April 1, 2017, through March 31, 2018, shall be $39,757.23 per month. Thereafter, the Monthly Basic Rent shall be as provided in the schedule in Section 2.3.

2.4.2 In the event the Third Expansion Space Commencement Date occurs on or after April 1, 2016, and prior to March 31, 2017, then the Monthly Basic Rent for the Third Expansion Space for the period from the Third Expansion Space Commencement Date through March 31, 2017, shall be $38,599.25 per month, and the Monthly Basic Rent for the Third Expansion Space for the period from April 1, 2017, through March 31, 2018, shall be $39,757.23 per month. Thereafter, the Monthly Basic Rent shall be as provided in the schedule in Section 2.3.

2.5 The term with respect to the Third Expansion Space shall be coterminous with the Existing Premises. In the event that Tenant exercises an extension option pursuant to the Original Lease or the Original Lease terminates pursuant to its terms, such extension or termination shall apply to the entire Premises (including the Third Expansion Space).

2.6 Section 47 of the Original Lease is deleted in its entirety and is of no further force or effect.

2.7 The following new Sections 48, 49 and 50 are hereby added to the Original Lease:

48. OPTION TO EXTEND LEASE.

48.1 Extension Option. Tenant shall have the option to extend the Term of this Lease (the “Extension Option”) for one additional term of five (5) years for the period of April 1, 2022, through March 31, 2027 (the “Extension Period”), upon the terms and conditions hereinafter set forth:

(a) If the Extension Option is exercised, then the Basic Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period; provided, however, that the Option Rent shall in no event be less than the Basic Rent scheduled to be paid during the year immediately prior to the commencement of the Extension Period.

(b) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 48.1(b).

(i) If Tenant wishes to exercise the Extension Option, Tenant must, on or before March 31, 2026 (but not before December 31, 2025), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Basic Rent for the Extension Period shall be as provided in Section 48.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

(c) It is understood and agreed that the Extension Option hereby granted is personal to the original Tenant named in this Lease (“Original Tenant”) and is not transferable; provided, however, the Extension Option may be assigned to a transferee of a Permitted Transfer who is an assignee of Original Tenant’s entire interest in this Lease (a “Permitted Assignee”). Except for an assignment pursuant to a Permitted Transfer, in the event of any assignment or subletting of the Premises or any part thereof, the Extension Option shall automatically terminate and shall thereafter be null and void.

(d) Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an event of default by Tenant remains uncured beyond any applicable cure period at the time of delivery of the Exercise Notice or at the commencement of the Extension Period.

48.2 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings owned or managed by Landlord in the Market Area. Additionally, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area. For purposes of this Section 48, “Market Area” shall mean the Redwood Shores submarket of Redwood City, California, and “Comparable Buildings” shall mean comparable Class “A” office/R&D use buildings owned by institutions in the Market Area.

(b) In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i) Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii) Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

(i) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Basic Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

48.3 Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 48.3.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the twentieth (20th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).

(b) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within ten (10) days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the ten (10) day period,

that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the ten (10) day period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 48.2.

(ii) Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five (5) year period ending on the date of their appointment as arbitrator(s).

(iii) Parties’ Appointment of Arbitrators. Within twenty (20) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 48.3(c).

48.4 Cost of Arbitration. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective appraiser used to determine the deciding appraiser. If the determination of Fair Market Rental Value is made by a deciding appraiser, Landlord and Tenant will each pay, directly to the deciding appraiser, one-half of all fees, costs and expenses of the deciding appraiser.

49. BUILDING SIGNAGE. Landlord shall, at Tenant’s sole cost and expense and upon Tenant’s request, install signage (the “Building Signage”) on the exterior of the Building identifying Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Building Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Building Signage to be removed and the area of the Building affected by the Building Signage to be restored to the condition existing prior to the installation of Tenant’s Building Signage. The right to Building Signage is personal to the initially named Tenant in this Lease and any Permitted Assignee. All of Tenant’s rights to install and maintain Building Signage on the Building in accordance with this Section 49 shall permanently terminate upon written notice from Landlord following (a) a monetary default under this Lease and Tenant’s failure to cure such monetary default within the applicable cure period and/or (b) the date upon which Tenant ceases to occupy at least seventy-five (75%) of the rentable square footage within the Building. Tenant currently has a sign panel on the monument sign that serves the Building. Tenant shall continue to have the right to maintain such sign panel in the same panel location for the remainder of the Term (including the Extension Period, if applicable).

50. TENANT’S RIGHT OF FIRST REFUSAL.

50.1 Landlord hereby grants to Original Tenant or a Permitted Assignee a one-time right of first refusal (the “First Refusal Right”) with respect to the space containing approximately 14,249 square feet of rentable area and located in the 3800 Building as shown on Exhibit “A-5” attached hereto (the “First Refusal Space”). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Article 50.

50.2 If at any time during the Third Extension Term (as defined in the Fifth Amendment to this Lease), Landlord receives a good faith written offer (the “Good Faith

Offer”) to lease any portion of the First Refusal Space which Landlord desires to accept, then, Landlord shall deliver to Tenant a written notice (the “First Refusal Notice”) setting forth the terms of such Good Faith Offer and providing Tenant with the right to exercise its First Refusal Right as set forth herein. The First Refusal Notice shall describe the space so offered to Tenant (the “First Refusal Offered Space”) and shall set forth the “First Refusal Rent,” as that term is defined in Section 50.4 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant (collectively, the “Economic Terms”), which Economic Terms shall be consistent with the terms of the Good Faith Offer.

50.3 If Tenant wishes to exercise its First Refusal Right, then within five (5) business days of delivery of the First Refusal Notice to Tenant (the “Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s exercise of its First Refusal Right with respect to all of the space described in the First Refusal Notice on the terms contained in such First Refusal Notice. If Tenant does not notify Landlord prior to the expiration of the Exercise Period, then Landlord shall be free to lease all or any part of the First Refusal Space describe in the First Refusal Notice to anyone to whom Landlord desires on any terms that Landlord desires.

50.4 The Rent payable by Tenant for the First Refusal Offered Space (the “First Refusal Rent”) shall be equal to the Economic Terms set forth in the First Refusal Notice.

50.5 Tenant shall take the First Refusal Offered Space in its “as is” condition, and the construction of improvements in the First Refusal Offered Space shall be performed by Tenant and shall comply with the terms of Article 10 of this Lease; provided, however, if Tenant exercises the right to lease the First Offered Refusal Space and the Economic Terms includes (a) a tenant improvement allowance, Tenant shall be entitled to such tenant improvement allowance and/or (b) an obligation for Landlord to construct improvements or make renovations, Tenant shall be entitled to the estimated cost for Landlord to construct the improvements or make renovations in the form of a tenant improvement allowance.

50.6 If Tenant timely exercises Tenant’s right to lease the First Offered Refusal Space as set forth herein, Landlord and Tenant shall endeavor to execute within fifteen (15) days thereafter an amendment to this Lease for such First Refusal Offered Space upon the terms and conditions as set forth in the First Refusal Notice and this Article 50. The term of the First Refusal Offered Space shall commence upon the date of delivery of the First Refusal Offered Space to Tenant (the “First Refusal Commencement Date”), and terminate on the date set forth in the First Refusal Notice (the “First Refusal Term”), subject to the Economic Terms for the First Refusal Offered Space.

50.7 The rights of Tenant contained in this Article 50 shall be personal to the Original Tenant and its Permitted Assignees and may only be exercised by the Original Tenant or its Permitted Assignees (and not any other assignee or any sublessee or other transferee of the Original Tenant’s interest in this Lease). Tenant shall not have the right to lease First Refusal Space, as provided in this Article 50, if, as of the date of the attempted exercise of any First Refusal Right by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of the First Refusal Offered Space to Tenant, an uncured event of default by

Tenant exists under this Lease. In addition, Tenant’s right to lease each portion of the First Refusal Space shall terminate and be of no further force or effect in the event Tenant fails to lease such portion of the First Refusal Space following Tenant’s receipt of a First Refusal Notice from Landlord.”

3. Following the execution of this Agreement, Landlord shall improve the Third Expansion Space (the “Third Expansion Space Improvements”) in accordance with the Tenant Work Letter attached to this Agreement as Exhibit “E” and shall use commercially reasonable efforts to cause Substantial Completion of the Third Expansion Space Improvements and deliver the Third Expansion Space to Tenant as soon as reasonably practical after the existing tenant of the Third Expansion Space vacates and surrenders possession, but not later than April 1, 2017. In the event that delivery of possession of the Third Expansion Space to Tenant and Substantial Completion of the Third Expansion Space Improvements does not occur by the Scheduled Delivery Date (as defined below), then Tenant shall be entitled to a rent credit equal to one (1) day’s Base Rent for each one (1) full day in the period from the Scheduled Delivery Date until the date upon which Landlord delivers possession of the Third Expansion Space to Tenant and Substantial Completion of the Third Expansion Space Improvements has occurred. The term “Scheduled Delivery Date” initially means September 1, 2017, but shall be extended by one day for every one day in delay in substantial completion of the Third Expansion Space Improvements caused by (i) Tenant Delays (as defined in Exhibit “E” attached hereto), and/or (ii) any other one or more Force Majeure Delays (as defined below). “Force Majeure Delays” for purposes of this Agreement are defined as delays due to lightning, earthquake, fire, storm, tornado, flood, washout or other acts of God, explosion, strike, lockout, labor disturbance, civil disturbance, riot, war, act of public enemy, sabotage or other similar causes beyond the reasonable control of Landlord; and/or refusal of the existing occupant of the Third Expansion Space to surrender possession of the Third Expansion Space to Landlord. If the existing tenant of the Third Expansion Space vacates the Third Expansion Space prior to December 15, 2016, the Scheduled Delivery Date shall be the number of Vacancy Days prior to September 1, 2017. As used herein, “Vacancy Days” means the number of days between the date such existing tenant vacates the Third Expansion Space and December 15, 2016.

4. Temporary Space.

4.1 During the period beginning on the Temporary Space Commencement Date and ending on the date that is five (5) days after the Third Expansion Space Commencement Date of this Lease (such period being referred to herein as the “Temporary Space Term”), Tenant shall lease the Temporary Space for the uses permitted by the Lease. Such Temporary Space shall be accepted by Tenant in its “as-is” condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant’s move in, move out or occupancy of the Temporary Space, except as provided in Sections 4.2 and 4.3 and Section 6.3 of Exhibit “E”. Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord. All costs in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant, except as provided in Sections 4.2 and 4.3.

4.2 Landlord, at Landlord’s sole cost and expense, shall install in the Temporary Space prior to the Temporary Space Commencement new Project standard carpet and paint throughout the Temporary Space and new flooring and cabinetry in the break room in the Temporary Space similar to the existing flooring and cabinetry in that break room. Landlord shall use commercially reasonable efforts to deliver the Temporary Space to Tenant with all such work completed as soon as reasonably practical after the tenant of the Temporary Space vacates and surrenders possession, but not later than April 1, 2015.

4.3 Landlord shall provide Tenant an allowance for Tenant’s reasonable and actual moving expenses for moving into the Temporary Space and the cost of installation of cabling for use in the Temporary Space (collectively, the “Moving Costs”), in an amount not to exceed $65,000.00 (the “Moving Allowance”). Landlord shall reimburse Tenant for its Moving Costs in an amount not to exceed the Moving Allowance within thirty (30) days of Landlord’s receipt and approval of invoices, affidavits of payment or such other evidence as Landlord may reasonably require (including, if applicable, unconditional mechanics’ or materialmen lien waivers for any work performed in the Premises in connection with Tenant’s move to the Temporary Space) together with the Tenant’s written request for payment.

4.4 Tenant shall pay Monthly Basic Rent for the Temporary Space during the Temporary Space Term (a) in the amount of $34,010.55 per month for the period from the Temporary Space Commencement Date until the earlier of March 31, 2016, or the earlier expiration of the Temporary Space Term, (b) if the Temporary Space Term has not expired prior to April 1, 2016, in the amount of $35,030.87 per month from April 1, 2016, until the earlier of March 31, 2017, or the earlier expiration of the Temporary Space Term, and (c) if the Temporary Space Term has not expired prior to April 1, 2017, in a monthly amount equal to the rentable area of the Temporary Space multiplied by the per rentable square foot Monthly Basic Rent (as the same may change from time-to-time as provided in the schedule of Monthly Basic Rent in Section 2.3, above) that would have been applicable to the Third Expansion Space had the Third Expansion Space Commencement Date occurred, which shall be applicable from April 1, 2017, until the expiration of the Temporary Space Term.

4.5 Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Basic Rent for the Temporary Space in the amount of $34,010.55 per month and Tenant’s proportionate share of expenses for the operation, management, maintenance, and repair of the 3800 Building (including common areas of the 3800 Building) and Common Areas of the Complex in which the Temporary Space are located as set forth in Section 7 of the Original Lease shall be abated for the first four (4) months after the Temporary Space Commencement Date. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Section 24 of the Lease, then as part of the recovery set forth in Section 24 of the Lease, Landlord shall be entitled to the recovery of a portion of the monthly Basic Rent and expenses that were abated under the foregoing provisions, which portion will be calculated by multiplying the monthly Basic Rent and expenses that were abated under the foregoing provisions by a fraction, the numerator of which is the number of days between termination of this Lease and March 31, 2022, and the denominator of which is the number of days between the Temporary Space Commencement Date and March 31, 2022.

4.6 During the Temporary Space Term, the Temporary Space shall be subject to all the terms and conditions of the Lease except as expressly modified in this Section 4, and except that all references to the “Premises” during the Temporary Space Term shall mean the Temporary Space, all references to the ‘Building” shall mean the 3800 Building and Tenant’s proportionate share of the 3800 Building with respect to the Temporary Space shall be 22.32%. Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises or the Third Expansion Space unless such concessions are expressly provided for herein with respect to the Temporary Space, and the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under the Lease.

4.7 Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted and damage by casualty excepted. At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant’s personalty, and any trade fixtures of Tenant from the Temporary Space. Tenant shall be fully liable for all damage Tenant or Tenant’s agents, employees, contractors, or subcontractors cause to the Temporary Space.

4.8 Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, one hundred fifty percent (150%) of the Monthly Basic Rent payable with respect to the Temporary Space during the last month of the Temporary Space Term for each month or partial month of holdover, plus all consequential damages that Landlord incurs as a result of the Tenant’s hold over. During any such holdover, Tenant’s occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law. While Tenant is occupying the Temporary Space, Landlord or Landlord’s authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice, to display the Temporary Space to prospective tenants.

5. Except as provided herein (including Landlord’s improvements to the Third Expansion Space), Tenant shall accept the Third Expansion Space in its “AS IS” condition. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Third Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Third Expansion Space as of the Third Expansion Space Commencement Date, except for the Third Expansion Space Improvements and except as provided herein. The taking of possession of the Third Expansion Space by Tenant and Tenant’s failure to notify Landlord in writing within thirty (30) days after the Third Expansion Space Commencement Date shall be conclusive evidence that the Third Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant. If Tenant delivers written notice to Landlord of any necessary repairs to the Third Expansion Space or any plumbing, electricity, building systems (including HVAC) are not in good working order within thirty (30) days following the Third Expansion Space Commencement Date, Landlord shall cause such repair to be made, at Landlord’s sole cost and expense. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Third Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Third Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Third Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease. Except as provided herein, any improvements or personal property located in the Third Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Third Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant.

6. Section 4(G) of the Original Lease is amended to increase the Security Deposit by $59,658.82, for a total of $347,658.82, which shall be held in accordance with the applicable provisions of the Original Lease regarding the Security Deposit. Tenant shall pay Landlord the amount of that increase upon Tenant’s execution and delivery of this Agreement.

7. The Term of the Original Lease is hereby extended through March 31, 2022 (the “Third New Expiration Date”). The period from April 1, 2015 (the “Third Extension Commencement Date”) to the Third New Expiration Date is referred to herein as the “Third Extension Term.”

7.1 Commencing on the Third Extension Commencement Date, Tenant shall pay to Landlord monthly Basic Rent for the Existing Premises in in accordance with the following schedule:

Period	Monthly Basic Rent
April 1, 2015 – March 31, 2016	$114,934.05
April 1, 2016 – March 31, 2017	$118,382.07
April 1, 2017 – March 31, 2018	$121,933.53
April 1, 2018 – March 31, 2019	$125,591.54
April 1, 2019 – March 31, 2020	$129,359.29
April 1, 2020 – March 31, 2021	$133,240.06
April 1, 2021 – March 31, 2022	$137,237.27

Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Basic Rent in the amount of $114,934.05 per month and Tenant’s proportionate share of expenses for the operation, management, maintenance, and repair of the Building (including common areas of the Building) and Common Areas of the Complex in which the Premises are located as set forth in Section 7 of the Original Lease shall be abated from April 1, 2015 until July 31, 2015. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Section 24 of the Lease, then as part of the recovery set forth in Section 24 of the Lease, Landlord shall be entitled to the recovery of a portion of the monthly Basic Rent and expenses that were abated under the foregoing provisions, which portion will be calculated by multiplying the monthly Basic Rent and expenses that were abated under the foregoing provisions by a fraction, the numerator of which is the number of days between termination of this Lease and March 31, 2022 and the denominator of which is 2,556 days.

8. Tenant is in occupancy of the Existing Premises and hereby accepts the Existing Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance (other than the refurbishment allowance set forth herein).

9. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Third Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Third Extension Term, except as provided in this Agreement.

10. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cassidy Turley (“Landlord’s Broker”) and Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement, Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

11. Time is of the essence of this Agreement and the provisions contained herein.

12. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) To Tenant’s actual knowledge (without duty of inquiry or investigation), the Original Lease {as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Existing Premises.

(c) To Tenant’s actual knowledge (without any duty of inquiry or investigation), there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d) All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in this Agreement.

(e) There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

13. As additional consideration for this Agreement, Landlord hereby certifies that:

(a) To Landlord’s actual knowledge (without duty of inquiry or investigation), the Original Lease (as amended hereby) is in full force and effect.

(b) To Landlord’s actual knowledge (without any duty of inquiry or investigation), there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

14. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed) except (a) as otherwise provided or required by applicable law, (b) to the extent Tenant considers this Agreement reasonably necessary to prosecute and/or defend any claim made with respect to the Premises or this Agreement, (c) to the extent reasonably necessary to deliver this Agreement to Tenant’s employees, paralegals, attorneys, lenders, investment committee, investors, consultants or brokers on a need to know basis and (d) with respect to filings required under applicable laws and/or regulations related to stock traded on a national exchange. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

15. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

16. It is understood that from time to time during the ten-n of the Lease, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants to its actual knowledge (without any duty of inquiry or investigation) at the time the Lease is entered into, neither Tenant nor its affiliates (within the meaning of part VI(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”, as amended), has or will have the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee benefit plan then holding a ten percent (10%) or greater interest in the Prudential separate account PRISA II, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee pension benefit plan for its investment in PRISA II. Further, Tenant is not “related” to Prudential within the meaning of part VI(h) of PTE 84-14.

17. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and Landlord makes no representations as to the compliance of the Premises or the Building with accessibility standards.

18. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

19. Section 6 of the Lease is hereby amended to provide (a) that Tenant has the right to use with other tenants or occupants of the Complex 121 parking spaces in the common parking areas of the Complex and (b) effective as of the Third Expansion Space Commencement Date, the number of parking spaces in the common parking areas of the Complex that Tenant has the right to use with other tenants or occupants of the Complex is hereby increased to 160.

20. The following is hereby added as Section 21(D) to the Lease:

“21(D) Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 21, Tenant may assign or transfer this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) within ten (10) days after such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other transfers; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial audited net worth of the assignee or sublessee as of the time of the proposed transfer is equal to or greater than the financial audited net worth of the Tenant upon the Commencement Date and is sufficient for such assignee or sublessee to fulfill its obligations pursuant to such assignment or sublease; (iv) Tenant remains fully liable under this Lease; (v) unless Landlord consents to the same, the use of the Premises set forth herein remains unchanged and (vi) the transfer is not a subterfuge by Tenant to avoid its obligations under this Lease. Notwithstanding the foregoing, if (i) the proposed assignee or sublessee is required to file reports under the Securities Exchange Act of 1934, as amended, (ii) the proposed assignee or sublessee is current in its reporting obligations thereunder, and (iii) the reports required by such act are available to the public, including Landlord, then Tenant shall not be obligated to provide Landlord with financial statements of the proposed assignee or sublessee as required in clause (i) of this Section 21(D). As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to control. Landlord shall have no right to terminate this Lease in connection with any assignment, transfer or sublease as described in the first sentence of this Section 21(D). Additionally, notwithstanding anything to the contrary contained in this Article 21, a public offering of Tenant’s stock on a nationally recognized stock exchange or the sale of Tenant’s stock on a nationally recognized stock exchange shall not be deemed an assignment, transfer, hypothecation or sublease that requires Landlord’s consent.”

21. Landlord and Tenant acknowledge that Tenant may desire to make certain alterations to the Existing Premises in accordance with Article 10 of the Original Lease (“Tenant’s Work”). So long as no event of default shall be under the Original Lease (as amended by this Agreement) as of the date Tenant requests reimbursement of the Allowance (as defined below), Landlord agrees to reimburse Tenant up to, and not to exceed the sum of Six Hundred Twenty Thousand Two Hundred Seventy-Nine Dollars ($620,279.00) (the “Allowance”). Landlord shall pay the Allowance to Tenant upon delivery to Landlord of a “Tenant’s Completion Notice” (as defined below) according to the terms and conditions of this Section 21. The Allowance shall be used to reimburse Tenant for hard and/or soft costs incurred in connection with Tenant’s Work and the cost of furniture and new cubicles or the reconfiguration of existing cubicles (provided, however that only an amount not to exceed $7.00 per rentable square foot of the Existing Premises may be deducted from the Allowance to pay for such costs) (collectively, “Tenant’s Work Costs”). Upon the completion of Tenant’s Work (or any portion thereof), Tenant shall submit to Landlord a written notice indicating that Tenant has completed the construction and performance of Tenant’s Work (or portion thereof) in accordance with the provisions of Article 10 of the Original Lease, as amended by this Agreement, which notice shall be accompanied by all of the following with respect to Tenant’s Work (or the portion thereof completed) (collectively, “Tenant’s Completion Notice”): (i) copies of paid invoices and final, unconditional lien waivers from Tenant’s general contractor and all subcontractors and material suppliers, showing that full payment has been received for the construction of Tenant’s Work; (ii) certification from Tenant’s architect that all of Tenant’s Work has been completed substantially in accordance with the plans and specifications therefor (approved by Landlord, to the extent Tenant used an architect for such work and Landlord’s approval of such plans and specifications was required under Article 10 of the Original Lease, as amended by this Agreement) and all local governmental and quasi-governmental authorities with jurisdiction; and (iii) a copy of the building permit for Tenant’s Work, if applicable, signed by the appropriate building inspector, indicating that Tenant’s Work has been finally approved. The Allowance shall be available for multiple reimbursements to Tenant, not to exceed one (1) reimbursement in any thirty (30) day period, during the period from the date of this Agreement through December 31, 2015 (the

“Window”). Any portion of the Allowance not requested by Tenant within the Window shall be deemed forfeited by Tenant and shall no longer be available for disbursement to or for the account of Tenant; provided, however, any unused portion of the Allowance shall be added to the Third Expansion Space Improvement Allowance.

22. The size of the Existing Premises, the Third Expansion Space, the First Refusal Space, the Temporary Space and the Building set forth in this Agreement shall conclusively establish the size of the Existing Premises, the Third Expansion Space, the First Refusal Space (if Tenant leases all of that space), the Temporary Space and the Building for determining Rent and for all other purposes under the Lease.

23. Tenant, at Tenant’s sole cost and expense, may install and maintain one reception desk and a reception area (the “Reception Area”) on the front left side of the common area main lobby on the first floor of the Building. The reception desk and any other furniture placed in the Reception Area by Tenant are referred to herein collectively as the “Reception Area Improvements.” The scope of the Reception Area and the location of the Reception Area Improvements shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. The Reception Area may be used by Tenant throughout the term of the Lease, and any extension thereof, as the reception area for the Premises, but for no other purpose. So long as any portion of the Building is occupied by any tenant other than Tenant, Tenant’s use of the Reception Area shall not unreasonably interfere with or impair access to any other tenant’s premises in the Building by that other tenant or its employees, agents, contractors or invitees. For the purposes of determining Landlord’s and Tenant’s respective rights and obligations with respect to its use of the Reception Area, the Reception Area shall be deemed to be a portion of the Premises (provided that such portions shall not be measured for purposes of determining the rentable square footage of the Premises); consequently, all of the provisions of the Lease respecting Tenant’s obligations under the Lease shall apply to the installation, use and maintenance of the Reception Area Improvements and the Reception Area, including, without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance. Landlord shall have no obligation with regard to the Reception Area Improvements.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC,
a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

By:	/s/ Jeffrey D. Mills
Jeffrey D. Mills Vice President
[Printed Name and Title]

Tenant:
YODLEE, INC., a Delaware corporation

By:	/s/ Michael Armsby
Its: CFO

By:	[signature]
Its: SVP

EXHIBIT A-3

THIRD EXPANSION SPACE

(See Attached.)

Exhibit A-3

EXHIBIT A-4

TEMPORARY SPACE

(See Attached.)

Exhibit A-4

EXHIBIT A-5

FIRST REFUSAL SPACE

(See Attached.)

Exhibit A-5

EXHIBIT E

TENANT WORK LETTER

This Tenant Work Letter is attached to and made a part of that certain Fifth Amendment to Lease dated October 23, 2014 (the “Amendment”) between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and YODLEE, INC., a Delaware corporation (“Tenant”), which amends a lease between Landlord and Tenant (as modified from time to time, the “Lease”) more particularly described in the Amendment. Any capitalized term used and not otherwise defined in this Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Lease). This Tenant Work Letter sets forth the terms and conditions relating to the construction of the Third Expansion Space Improvements in the Third Expansion Space.

Section 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell, and core (i) of the Third Expansion Space and (ii) of the floor(s) of the Building on which the Third Expansion Space are located (collectively, the “Base, Shell, and Core”) and other improvements, and except for changes resulting from the Third Expansion Space Improvements, Tenant shall accept the Base, Shell and Core and such other improvements in their current “As-Is” condition existing as of the date of the Amendment and the Third Expansion Space Commencement Date. Landlord shall install in the Third Expansion Space certain “Third Expansion Space Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for the Third Expansion Space Improvement work described in this Tenant Work Letter and except for the Third Expansion Space Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Third Expansion Space, the Building or the Complex.

Section 2

THIRD EXPANSION SPACE IMPROVEMENTS

2.1 Third Expansion Space Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Third Expansion Space Improvement Allowance”) in the amount of up to, but not exceeding $17.00 per rentable square foot of the Third Expansion Space (i.e.,, up to $202,249.00, based on 11,897 rentable square feet in the Third Expansion Space), for the costs relating to the design and construction of Tenant’s improvements which are permanently affixed to the Third Expansion Space (the “Third Expansion Space Improvements”) and the costs and expenses set forth in Section 2.2, below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Third Expansion Space Improvement Allowance. The Third Expansion Space Improvement Allowance shall be available for disbursement during the period from the date of the Amendment through the “Outside Funding Date” (as defined below) (the “ Third Expansion Space Improvement Allowance

Exhibit E-1

Window”). Any portion of the Third Expansion Space Improvement Allowance not requested by Tenant within the Third Expansion Space Improvement Allowance Window shall be deemed forfeited by Tenant and shall no longer be available for disbursement to or for the account of Tenant, nor shall Tenant be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Third Expansion Space Improvement Allowance which is not used to pay for the Third Expansion Space Improvement Allowance Items (as such term is defined below); provided, however, any unused amount of the Third Expansion Space Improvement Allowance (the “Unused Allowance”) may be disbursed to pay for additional Tenant’s Work in accordance with Section 21 of the Amendment with the following modifications: (a) the term “Window” as applied to the Unused Allowance shall instead mean the Third Expansion Space Improvement Allowance Window, (b) the term “Allowance” shall instead mean the Unused Allowance, and (c) no portion of the Unused Allowance may be used to pay for the cost of furniture or new cubicles or the reconfiguration of existing cubicles. The term “Outside Funding Date” initially means the date that is twelve (12) months after the date upon which Landlord obtains possession of the Third Expansion Space, but shall be extended by one day for every one day in delay in Substantial Completion of the Third Expansion Space Improvements caused by (i) Tenant Delays, (ii) delays in obtaining building permits for the Third Expansion Space Improvements to the extent caused by those improvements being different from the improvements in the Existing Premises and/or the use of the Third Expansion Space being different from the use of the Existing Premises and/or (iii) any other one or more Force Majeure Delays.

2.2 Disbursement of the Third Expansion Space Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Third Expansion Space Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Third Expansion Space Improvement Allowance Items”):

2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2 The payment of plan check, permit and license fees relating to construction of the Third Expansion Space Improvements;

2.2.3 The cost of construction of the Third Expansion Space Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

Exhibit E-2

2.2.5 The cost of any changes to the Construction Drawings or Third Expansion Space Improvements required by any applicable laws;

2.2.6 Sales and use taxes and Title 24 fees;

2.2.7 “Landlord’s Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter;

2.2.8 All other costs to be expended by Landlord in connection with the construction of the Third Expansion Space Improvements; and

2.2.9 The cost of furniture and new cubicles or the reconfiguration of existing cubicles in the Third Expansion Space, provided, however, that only an amount not to exceed $7.00 per rentable square foot of the Third Expansion Space (i.e., up to $83,279.00 based on 11,897 rentable square feet of the Third Expansion Space) may be deducted from the Third Expansion Space Improvement Allowance to pay for such costs.

2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Third Expansion Space Improvements in the Third Expansion Space, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Third Expansion Space Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.

Section 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Third Expansion Space. The plans and drawings to be prepared by Architect and the Engineers (including, without limitation, the Final Space Plan and the Final Working Drawings) hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. By June 30, 2016, Tenant shall meet with Landlord’s Architect and provide Landlord’s Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and

Exhibit E-3

equipment to be contained therein (the “Information”). Landlord and Architect shall, based on such Information (subject to changes reasonably required by Landlord), prepare the final space plan for Third Expansion Space Improvements in the Third Expansion Space (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within seven (7) business days after Landlord delivers the Final Space Plan or such revisions to Tenant; provided, however, that Tenant may only disapprove the Final Space Plan to the extent the same is not (subject to changes reasonably required by Landlord) in substantial conformance with the Information provided by Tenant to Architect (“Space Plan Design Problem”). Tenant’s failure to disapprove the Final Space Plan for any Space Plan Design Problem or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Space Plan Design Problem) within said seven (7) business day period shall be deemed to constitute Tenant’s approval of the Final Space Plan or such revisions.

3.3 Final Working Drawings. Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Third Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Third Expansion Space Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within seven (7) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan (“Working Drawing Design Problem”). Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said seven (7) business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Third Expansion Space Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.2 of this Tenant Work Letter, to commence and fully complete the construction of the Third Expansion Space Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Third Expansion Space.

Exhibit E-4

3.5 Time Deadlines. Tenant shall use commercially reasonable efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Amendment and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

Section 4

CONSTRUCTION OF THE THIRD EXPANSION SPACE IMPROVEMENTS

4.1 Bidding Contractors. All Bay Construction, Cody Brock and Novo Construction (collectively, the “Bidding Contractors”) will be selected to bid on the construction of the Third Expansion Space Improvements.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall solicit bids from the Bidding Contractors for the construction of the Third Expansion Space Improvements and shall provide Tenant with a cost proposal from each Bidding Contractor, which cost proposal shall include, as nearly as possible, the cost of all Third Expansion Space Improvements costs to be incurred by Tenant in connection with the design and construction of the Third Expansion Space Improvements. Landlord agrees to select the Bidding Contractor with the lowest cost proposal; provided that Landlord reserves the right to reject the cost proposal of any Bidding Contractor that Landlord reasonably believes to contain material errors or omission or which is not a fixed price contract or a guaranteed maximum price contract proposal. Landlord shall provide Tenant with copies of the cost proposals from all of the Bidding Contractors and consult with Tenant as to the selection of the Bidding Contractor for a period of five (5) business days after receipt of the cost proposals from all of the Bidding Contractors. The Bidding Contractor selected by Landlord is referred to herein as the “Contractor.” The cost proposal of the Contractor is referred to herein as the “Cost Proposal.” The Cost Proposal shall be submitted to Tenant for Tenant’s approval no later than the date that is the second business day after Landlord gives Tenant notice of the selection of the Contractor. Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal. Within five (5) business days after receipt from Landlord of Cost Proposal, Tenant may propose modifications to the Approved Working Drawings to reduce the cost of Third Expansion Space Improvements, approval of which by Landlord shall not be unreasonably withheld, conditioned or delayed, and upon such approval Landlord shall submit a revised Cost Proposal; provided that in no event shall the Third Expansion Space Improvements be modified so as to be lesser in scope or quality than Building standard improvements. The process of Tenant proposing modifications of the Approved Working Drawings,

Exhibit E-5

Landlord’s review and approval or disapproval of those modifications and any resulting revisions to the Construction Drawings, re-bidding and modification of a Cost Proposal is referred to herein as the “Value Engineering Process.”

4.3 Construction of Third Expansion Space Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to fifty percent (50%) of the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Third Expansion Space Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Third Expansion Space Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Third Expansion Space Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Third Expansion Space Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Third Expansion Space Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Third Expansion Space Improvement Allowance Items, and within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount by which (a) the final costs of the Third Expansion Space Improvement Allowance Items exceeds (b) the sum of (i) the Expansion Space Improvement Allowance paid or payable under this Tenant Work Letter, and (ii) the amount of the Over-Allowance Amount paid by Tenant.

4.3.2 Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Third Expansion Space Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord’s Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Third Expansion Space Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Third Expansion Space Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Third Expansion Space Improvements.

Exhibit E-6

Section 5

SUBSTANTIAL COMPLETION;

THIRD EXPANSION SPACE COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of the Amendment, including for purposes of determining the Third Expansion Space Commencement Date “Substantial Completion” of the Third Expansion Space shall occur upon (a) the completion of construction of the Third Expansion Space Improvements in the Third Expansion Space pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor and (b) the issuance of a certificate of occupancy or other approval from the applicable governmental agency authorizing Tenant to occupy the Third Expansion Space.

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Third Expansion Space (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Construction Drawings;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Third Expansion Space Commencement Date) and are different from, or not included in, the Specifications;

5.2.5 changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.6 any changes in the Construction Drawings and/or the Third Expansion Space Improvements required by (i) applicable laws if such changes are directly attributable to Tenant’s use of the Third Expansion Space or Tenant’s specialized Third Expansion Space Improvement(s) (as determined by Landlord), and/or (ii) Landlord pursuant to Section 4.2 above;

5.2.7 any delays resulting from the Value Engineering Process;

5.2.8 any other acts or omissions of Tenant, or its agents, or employees; or

5.2.9 then, notwithstanding anything to the contrary set forth in the Amendment and regardless of the actual date of the Substantial Completion of the Third Expansion

Exhibit E-7

Space, the Third Expansion Space Commencement Date shall be deemed to be the date the Third Expansion Space Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

No Tenant Delay shall be deemed to have occurred unless Landlord has given Tenant written notice (which may be given by email to representatives of Tenant) that such delay shall be deemed to have occurred because of actions, inaction or circumstances specified in the notice in reasonable detail and Tenant fails to cure such action, inaction or circumstance within one (1) business day after Landlord gives that notice; provided that no such notice shall be required with respect to the continuation of such action, inaction or circumstances or any failure of Tenant to perform an action by a date specifically set forth in this Exhibit E.

Section 6

EXISTING IMPROVEMENTS

6.1 Existing Improvements. The Premises was improved prior to the date of the Amendment in accordance with the Lease. The improvements existing in the Premises on the date of the Amendment are referred to herein as the Existing Improvements. Tenant accepts the Existing Improvements in their current “as-is” condition existing as of the date of the Amendment. Except for the Third Expansion Space Improvements described in this Tenant Work Letter and as otherwise expressly set forth herein, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Complex.

6.2 Access. Tenant shall provide Landlord with reasonable access to the Premises for purposes of designing and constructing the Third Expansion Space Improvements.

6.3 Compliance. Notwithstanding anything to the contrary set forth herein, Landlord at Landlord’s sole cost and expense will perform any work required by the applicable governmental authority in connection with the Third Expansion Space Improvements and the improvements to the Temporary Space ( as provided in Section 4.2 of the Agreement (the Fifth Amendment) in order to cause (a) the restrooms in the Premises and the Temporary Space, (b) the elevator serving the Building and the 3800 Building, and (c) the Common Areas to comply with the Americans with Disabilities Act in effect and enforceable against the Landlord or the Building as of the date of the Amendment, except to the extent caused by the Expansion Space Improvements being different from the improvements in the Existing Premises and/or the use of the Third Expansion Space being different from the use of the Existing Premises. Any compliance work in the Premises (other than in the restrooms) shall be performed as part of the Third Expansion Space Improvements. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged requirement in good faith, including without limitation the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable law.

Exhibit E-8

Section 7

MISCELLANEOUS

7.1 Tenant’s Entry Into the Third Expansion Space Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Third Expansion Space, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Third Expansion Space prior to the Substantial Completion of the Third Expansion Space for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Third Expansion Space. Prior to Tenant’s entry into the Third Expansion Space as permitted by the terms of this Section 7.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Third Expansion Space, or interfere with the general operation of the Building and/or the Complex. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Third Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Third Expansion Space Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Third Expansion Space in connection with such entry or to any property placed therein prior to the Third Expansion Space Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Third Expansion Space, including the Third Expansion Space Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Third Expansion Space and against injury to any persons caused by Tenant’s actions pursuant to this Section 7.1.

7.2 Tenant’s Representative. Tenant has designated Michele Mitchel as its sole representative with respect to the maters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the as required in this Tenant Work Letter.

7.3 Landlord’s Representative. Landlord has designated Christine Scherer as its sole representative with respect to the maters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

Exhibit E-9

7.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

7.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant under the Lease or any default by Tenant under this Tenant Work Letter (and Tenant’s failure to cure such default within any applicable cure period) has occurred at any time on or before the Substantial Completion of the Third Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right withhold payment of all or any portion of the Third Expansion Space Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Third Expansion Space (in which case, Tenant shall be responsible for any delay in Substantial Completion of the Third Expansion Space caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (i) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Third Expansion Space caused by such inaction by Landlord).

7.6 Accounting Records. All accounting with respect to the Third Expansion Space Improvements shall be on an “open book” basis, and Tenant shall have the right to inspect all books, records, correspondence, instructions, receipts, vouchers and other similar data (“Accounting Records”) of Landlord relating to the Third Expansion Space Improvements. Landlord shall preserve all Accounting Records in its custody or control for a period of one (1) year following the Third Expansion Space Commencement Date. During the course of construction and for one (1) year period after the date of the Third Expansion Space Commencement Date, Landlord will promptly provide copies Accounting Records requested by Tenant, and Tenant shall also have the right to inspect the Accounting in the offices of Landlord or at such other location as Landlord may designate.

7.7 Meetings and Inspections. Landlord shall schedule and direct weekly construction meetings with Landlord’s contractor and subcontractors and suppliers for the Third Expansion Space Improvements that shall occur at the on-site office of Harvest Properties, Inc., or at such other location as Landlord may designate, at the same time and day of each week during construction of the Third Expansion Space Improvements. Tenant’s representatives shall be entitled to attend the regular weekly construction meetings, and Landlord shall provide Tenant at least seventy-two {72) hours’ notice (which may be telephonic, oral or by email) of the time and place of the first such weekly construction meeting. Landlord hereby agrees to permit Tenant reasonable access to the Premises throughout the permitting and construction of the Third Expansion Space Improvements, to inspect and observe work in progress, at all reasonable times. In addition, Landlord shall keep Tenant informed as to all material governmental inspections and shall permit Tenant or its representatives to be present during such inspections.

Exhibit E-10